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                                    FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 NeoPharm, Inc.
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               (Exact Name of Issuer as Specified in its charter)


      Delaware                                                    51--0327886
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(State of incorporation                                       (I.R.S. Employer
 or organization)                                            Identification No.)


100 Corporate North, Suite 215, Bannockburn, Illinois                   60015
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(Address of Principal Executive offices)                             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                        Name of each exchange on which
      to be so registered                        each class is to be registered

      Redeemable Warrants for the purchase of
              Common Stock                          American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement file number to which this form relates:
___________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.           Description of Registrant's Securities to be Registered

WARRANTS

     The following is a summary of certain provisions of the Company's outstanding redeemable warrants to purchase shares of the Company's Common Stock (the "Warrants").

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a forty-eight month period commencing January 25, 1997, two shares of Common Stock at a price of $4.90 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock if such sale is at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

     Redemption Provisions. Since July 25, 1997, the Warrants have been subject to redemption at $.01 per Warrant on thirty (30) days' prior written notice to the warrantholders if the average closing sale price of the Common Stock as reported on the American Stock Exchange equals or exceeds $5.60 for any twenty
(20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.



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     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date of January 25, 2001, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days or not less than thirty (30) days' prior written notice to the warrantholders and National Securities Corporation, the representative of the several underwriters in the Company's initial public offering. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrantholders.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants.

Item 2.   Exhibits

          The following exhibits are filed as part of the Registration
          Statement.

          1. The Company's Certificate of Incorporation, as amended, filed with the Commission as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-90516), is incorporated by reference.

          2.   The Company's By-laws, as amended, filed with the Commission as
               Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-90516), are incorporated by reference.

          3.   Specimen Warrant Certificate filed with the Commission as Exhibit
               4.2 to the Company's Registration Statement on Form S-1 (File No. 33-90516), is incorporated by reference.

          4. Form of Warrant Agreement between the Company and the Warrant Agent including the form of the Warrant, filed with the Commission as Exhibit 4.4 to the Company's Registration Statement on Form S-1 (File No. 33-90516), is incorporated by reference.


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          5.   Form of Company's Prospectus dated January 25, 1996 covering initial offering of the Warrants, filed as part of the Company's Registration Statement on Form S-1 (File No. 33-90516), is incorporated by reference.


                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date:    August 25, 1998                   NEOPHARM, INC.


                                           By:   /s/Kevin Harris
                                                 ----------------
                                               Kevin Harris
                                               Secretary





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